UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Rialto Blvd., Building Two, Suite 100

Austin, TX 78735

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Director Compensation

On February 23, 2007, the Board of Directors of ArthroCare Corporation (the “Company”) approved changes to the equity and cash compensation of its non-employee directors, effective January 1, 2007.

Effective January 1, 2007, the equity compensation of the Company’s non-employee directors shall be as follows:

•

upon election to the Board of Directors, a new director will receive 25,000 stock appreciation rights and $75,000 worth of restricted stock units of the Company, the exact number of which is determinable based on the closing price of the Company’s common stock on the date of grant; and

•

upon annual reelection to the Board of Directors, each director will receive 10,000 stock appreciation rights and 1,500 restricted stock units of the Company, valued at the closing price of the Company’s common stock on the date of grant.

Effective January 1, 2007, the cash compensation of the Company’s non-employee directors shall be as follows:

•	$48,000 annual cash retainer for the lead director;

•	$48,000 annual cash retainer for the Audit Committee Chair;

•	$43,000 annual cash retainer for the Compensation Committee Chair;

•	$38,000 annual cash retainer for the Nominating and Corporate Governance Committee Chair;

•	$28,000 annual cash retainer for each director; and

•	$2,500 annual cash retainer for each member of the Audit Committee (other than the Audit Committee Chair, described above).

In addition, under the new non-employee director compensation arrangement, all non-employee directors are encouraged to own shares of the Company’s common stock valued at five times the base annual cash retainer within four years of their election to the Board of Directors.

Stock Options, Restricted Stock Units and Stock Appreciation Rights

On February 23, 2007, the Board of Directors approved the following actions with regard to the compensation of the named executive officers of the Company:

The Company’s Board approved grants of stock options, restricted stock units and stock appreciation rights to the following named executive officers of the Company pursuant to the Company’s Amended and Restated 2003 Incentive Stock Plan:

Name	Options to Purchase Common Stock	Restricted Stock Units	Stock Appreciation Rights

Michael A. Baker	2,771	3,367	91,870

Richard Christensen	2,771	-0-	40,512

Jack Giroux	2,771	-0-	20,898

Michael Gluk	2,771	-0-	40,512

John T. Raffle	2,771	6,000	21,886

The grant date for each of the restricted stock units and stock appreciation rights set forth above is February 27, 2007 and the value for each is based on the closing price of the Company’s common stock on February 27, 2007. The options granted to each of the named executive officers have an exercise price equal to the closing price of the Company’s common stock on the date of grant, have a term of seven years from the date of grant and vest in equal installments over a period of four years, beginning on the date of the grant.

Bonus Plans

The Board adopted the 2007 Executive Officer Bonus Plan, a copy of which is attached hereto as Exhibit 10.47, which is a cash bonus plan that has named executive officers as participants. Under the 2007 Executive Officer Bonus Plan, all named executive officers, except the Chief Executive Officer, are eligible to receive a cash bonus equal to up to 60% of their base salary, subject to certain bonus multipliers. The Chief Executive Officer is eligible to receive a bonus equal to up to 75% of his base salary under this plan, subject to certain bonus multipliers. The actual bonus awarded under this plan generally depends on the level of achievement attained by the Company as it relates to the Company’s sales and EBIT-DAC goals, as set forth in the Company’s operating budget for the period of January 1, 2007 through December 31, 2007, as approved by the Board. The foregoing summary of the 2007 Executive Officer Bonus Plan is qualified in its entirety by reference to the 2007 Executive Officer Bonus Plan attached hereto as Exhibit 10.61.

The Board also adopted a cash bonus plan pursuant to which each of its eligible employees may receive a cash bonus equal to up to a percentage of their base salary, subject to certain bonus multipliers. The total bonus potential for any employee under the employee cash bonus plan may be increased or decreased at the sole discretion of the Company’s management. Similar to the 2007 Executive Officer Bonus Plan, the actual bonus awarded under the employee bonus plan generally depends on the level of achievement attained by the Company as it relates to the Company’s sales and EBIT-DAC goals, as set forth in the Company’s operating budget for the applicable period, as approved by the Board.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.61	2007 Executive Officer Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: March 1, 2007	By:	/s/ Michael A. Baker
Michael A. Baker
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.61	2007 Executive Officer Bonus Plan